Interactive Intelligence Reports Fourth-Quarter and Full Year 2014 Financial Results

-	Total Q4 orders up 22 percent from 2013 fourth quarter
-	Cloud-based orders in Q4 increase 42 percent to 55 percent of total orders
-	Cloud-based revenues in Q4 increase 78 percent from 2013 fourth quarter

INDIANAPOLIS, Feb.  4, 2015 -- Interactive Intelligence Group Inc. (Nasdaq: ININ),  a global provider of software and services for communications, collaboration and customer engagement, has announced financial results for the fourth quarter and full year ended Dec.  31, 2014.

“The fourth quarter was a strong end to a pivotal year for the company,” said Dr. Donald E. Brown, Interactive Intelligence founder and CEO. “While continuing to gain market share due to the robust demand for our cloud offerings, we effectively prepared to deliver our new multitenant PureCloud℠ services in 2015. We took major steps toward our goal of becoming the leading provider of technology to optimize the customer experience, whether deployed on-premises or in the cloud, at companies of any size anywhere in the world. More major steps will be taken in the coming year, as we expect strong cloud-based revenue growth along with improved operational efficiencies.

“Our full year results testify to the progress we are making on our strategy,” Brown continued. “They show increasing numbers of new cloud customers and expanding footprints of existing deployments. Our results also show the traction we’ve achieved at the high end of the market, with a growing number of sizable orders, especially those over $1 million, and demonstrate the increased capacity and capabilities of our global sales channels. Behind these numbers are the delivery teams that steadily meet the challenge of deploying the increasing number of implementations, as well as the product development groups that continue to provide best-in-class technology addressing requirements across multiple industries and platforms.”

Fourth-Quarter 2014 Financial Highlights:

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Orders: Total orders increased 22 percent from the fourth quarter of 2013, with cloud-based orders up 42 percent to represent 55 percent of total orders. During the fourth quarter,  78 orders were over $250,000, including 21 orders over $1 million, compared to 63 orders over $250,000, including 15 orders over $1 million in the same quarter last year.

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Revenues: Total revenues were $92.6 million, up 2 percent from the 2013 fourth quarter. Recurring revenues, including support fees from on-premises license agreements and fees from cloud-based customers, increased 24 percent to $51.3 million and accounted for 55 percent of total revenues. Cloud-based revenues increased 78 percent to $18.9 million. Product revenues were $27.0 million and services revenues $14.3 million, compared to $34.9 million and $14.4 million, respectively, in the same quarter last year.

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Total Unbilled and Deferred Revenues: The amount of unbilled future cloud-based revenues increased to $298.5 million from $183.5 million at the end of the 2013 fourth quarter and $269.9 million as of Sept. 30, 2014. The combination of deferred and unbilled future cloud-based revenues grew to $409.2 million, up 37 percent from $299.4 million as of Dec. 31, 2013.

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Operating Income: GAAP operating income was $2.0 million, compared to $6.5 million in the 2013  fourth quarter. Non-GAAP* operating income was $5.6 million, compared to $9.3 million in the same quarter last year.

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Net Income (Loss): GAAP net loss was $(29.9) million, or $(1.42) per diluted share based on 21.0 million weighted average diluted shares outstanding, compared to GAAP net income in the same quarter of 2013 of $3.5 million, or $0.17 per diluted share based on 21.4 million weighted average diluted shares outstanding.

The GAAP net loss included a non-cash charge for income tax expense of $33.4 million to establish a valuation allowance which reduced the company’s deferred tax assets. The company has incurred tax losses in recent periods due to the business model shift to the cloud that are projected to continue for a period of time. This non-cash charge reflects the company’s assessment that the deferred tax assets will not be realizable in the near future, but has no effect on its ability to use deferred tax assets, such as loss carry forwards and tax credits, to reduce future tax payments. The company’s non-GAAP results exclude the effects of this charge.

Non-GAAP net income for the fourth quarter was $5.5 million, or $0.26 per diluted share, compared to non-GAAP net income of $5.6 million, or $0.26 per diluted share, in the same quarter last year.

-	Cash, Cash Equivalents, and Investments: Cash, cash equivalents, and investments totaled $61.7 million as of Dec. 31, 2014, compared to $107.8 million as of Dec. 31, 2013.

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Cash Flows: The company generated  $1.3 million from operating activities in the fourth quarter and used  $4.3 million for capital expenditures, including the continued expansion of its cloud infrastructure, and capitalized $7.3 million for PureCloud℠ development costs.

* A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included with this press release. An explanation of these measures is also included below under the heading “Non-GAAP Measures.”

Full Year 2014 Financial Highlights:

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Orders: Total orders increased by 11 percent from 2013 and cloud-based orders were up 29 percent year-over-year. Cloud-based orders represented 59 percent of total orders during the full year of 2014. During 2014,  207 orders were signed over $250,000, including 52 orders over $1 million, compared to 192 orders over $250,000, including 48 orders over $1 million last year.

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Revenues: Total revenues were $341.3 million, an increase of 7 percent over 2013. Recurring revenues increased 27 percent to $187.4 million and accounted for 55 percent of total revenues. Cloud-based revenues increased 77 percent to $60.5 million. In 2014, product revenues were $99.2 million, and services revenues were $54.7 million, compared to $117.7 million and $52.6 million, respectively, in 2013.

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Operating Income (Loss): GAAP operating loss was $(17.8) million compared to GAAP operating income of $14.4 million in 2013. Non-GAAP operating loss in 2014 was $(1.5) million, compared to non-GAAP operating income of $26.0 million in 2013.

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Net Income (Loss): GAAP net loss was $(41.4) million, or $(1.98) per diluted share based on 20.9 million weighted average shares outstanding, compared to GAAP net income of $9.5 million, or $0.45 per diluted share based on 21.1 million weighted average diluted shares outstanding in 2013.  The GAAP net loss included a non-cash income tax expense of $33.4 million related to establishment of a valuation allowance for deferred tax assets.

Non-GAAP net income in 2014 was $1.7 million, or $0.09 per diluted share, compared to non-GAAP net income of $16.7 million, or $0.79 per diluted share in 2013.

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Cash Flows: The company used $1.7 million in cash flow for operations, $21.4 million for capital expenditures, which included continued expansion of its cloud infrastructure, $20.4 million for capitalized software costs, and $9.2 million for an acquisition.

Additional Fourth-Quarter 2014 and Recent Highlights:

-	The company released PureCloud Directory℠, a new cloud-based enterprise collaboration service, and the first to be delivered from the company’s PureCloud℠ platform in January 2015.

-	Interactive Intelligence won the 2014 Cloud Computing Product of the Year Award for its PureCloud platform, as presented by Technology Marketing Corp.’s Cloud Computing magazine.

-	The company was listed by Software Magazine among its 2014 Software 500 ranking of the world’s largest software and services suppliers, and broke into the top 200 with a ranking of 182nd.

-	Frost & Sullivan recognized Interactive Intelligence with its 2014 EMEA Contact Centre Systems Company of the Year award.

-	For the second consecutive year, Interactive Intelligence was honored with Glassdoor’s Employees’ Choice Award as one of the Best Places to Work in the U.S.

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Jeff Platón  was named the company’s chief marketing officer bringing more than 20 years of marketing and product management experience including 12 years at Cisco Systems, where he helped develop worldwide go-to-market strategies.

Interactive Intelligence will host a conference call today at 4:30 p.m. Eastern time (EST) featuring Dr. Brown and the company's CFO, Stephen R. Head. A live Q&A session will follow opening remarks.

To access the teleconference, dial 1 877.324.1969 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence fourth-quarter earnings call.” The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com/. An archive of the teleconference will be posted following the call.

About Interactive Intelligence

Interactive Intelligence Group Inc. (Nasdaq: ININ) is a global provider of software and services for communications, collaboration and customer engagement. The company’s 6,000-plus customers worldwide have benefitted from its cloud and on-premises solutions for contact center, unified communications, and business process automation. Interactive Intelligence is among Software Magazine’s 2014 Top 500 Global Software and Service Providers, and has received a Frost & Sullivan Company of the Year Award for the last five consecutive years. In addition, Glassdoor honored Interactive Intelligence for the second year in a row with its 2015 Employees’ Choice Award as one of the Best Places to Work in the U.S., and Mashable ranked Interactive Intelligence second on its 2014 list of the Seven Best Tech Companies to Work For. The company was founded in 1994 and employs more than 2,000 people worldwide. Interactive Intelligence is headquartered in Indianapolis, Indiana and has offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. It can be reached at +1 317.872.3000 or info@inin.com. Visit Interactive Intelligence on the Web at www.inin.com; on Twitter at www.inin.com/twitter; on Facebook at www.inin.com/facebook; or on LinkedIn at www.inin.com/linkedin.

Non-GAAP Measures

The non-GAAP measures shown in this release include revenue which was not recognized on a GAAP basis due to purchase accounting adjustments, exclude non-cash stock-based compensation expense, certain acquisition-related expenses, the amortization of certain intangible assets related to acquisitions by the company, non-cash expense related to establishing the valuation allowance for our deferred tax assets,  and adjustment for non-GAAP income tax expense. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense, amortization of intangibles related to acquisitions, expenses related to the valuation allowance for our deferred tax assets are non-cash and non-GAAP income tax expense is pro forma based on non-GAAP earnings. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company's results of operations. Further, our management believes that these non-GAAP measures improve management's and investors' ability to compare the company's financial performance with other companies in the technology industry. Because stock-based compensation expense, certain acquisition-related expenses and amortization of intangibles related to acquisitions amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Our management also reviews financial statements that exclude stock-based compensation expense, certain acquisition-related expenses, amortization of intangibles amounts related to acquisitions, expense related to the valuation allowance for our deferred tax assets and pro forma income tax expense for its internal budgets.

Forward Looking Statements

This release may contain certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes and competitive pressures in the industry; worldwide economic conditions and their impact on customer purchasing decisions; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights and sensitive customer information adequately; improve the company’s brand and name recognition; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:

Stephen R. Head

Chief Financial Officer

Interactive Intelligence

+1 317.715.8412

steve.head@inin.com

Seth Potter

Investor Relations

ICR, Inc.

+1 646.277.1230

seth.potter@icrinc.com

Christine Holley

Senior Director of Market Communications

Interactive Intelligence

+1 317.715.8220

christine.holley@inin.com

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